AMENDMENT

     This Amendment, dated May 6, 1996, is made by and between The Alling & Cory Company, 1059 West Ridge Road, Rochester, New York 14615 ("Employer") and Samuel T. Hubbard, Jr., 296 Sandringham Road, Rochester, New York 14610 ("Employee") relating to that certain Employment Agreement, dated January 31, 1989, between Employer and Employee (the "Employment Agreement").


                               R E C I T A L S:

     A. The Alling & Cory Company, Union Camp Corporation and North Merger Corp. have entered into an Agreement and Plan of Merger, dated April 13, 1996 (the "Merger Agreement"), pursuant to which Employer will become a wholly-owned subsidiary of Union Camp.

     B. Employer and Employee have agreed to amend the Employment Agreement effective upon the closing under the Merger Agreement (the "Closing").


     NOW, THEREFORE, the parties agree as follows:

     1. The Closing under the Merger Agreement is a "Triggering Event" under the Employment Agreement.
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     2.   Effective upon the Closing, Paragraph 3(b) of the Employment
Agreement shall be amended to read in its entirety as follows:

     "(b) A bonus payable annually in addition to Employee's base salary, in an amount equal to $40,000 or such greater amount determined in the sole discretion of Employer. Any bonus shall become payable on the day before each anniversary of the commencement of his term or employment hereunder during the term of this Agreement or any extension hereof."

     3. Until the Closing and if the Closing does not occur for any reason whatsoever, the amendment set forth in Paragraph 2 hereof shall not become effective and the Employment Agreement shall remain unaltered and in full force and effect in accordance with its terms.

     4. From and after the Closing, the Employment Agreement, as amended hereby, shall continue in full force and effect in accordance with its terms.


     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


                              THE ALLING & CORY COMPANY


                              By: /s/ Richard M. Harris, Jr.
                                 Richard M. Harris, Jr.,
                                 Chairman



                              /s/ Samuel T. Hubbard, Jr.
                              Samuel T. Hubbard, Jr.